Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to the Restricted Stock Compensation Plan filed on or about May 26, 2010, the Registration Statement (Form S-8 No. 2-72576) pertaining to the Baldwin & Lyons, Inc. 1981 Stock Purchase Plan, the Registration Statement (Form S-8 No. 33-34107) pertaining to the Baldwin & Lyons, Inc. Deferred Directors Fee Option Plan, and the Registration Statement (Form S-8 No 33-31316) pertaining to the Baldwin & Lyons, Inc. Employee Discounted Stock Option Plan of our reports dated March 11, 2010, with respect to the consolidated financial statements and schedules of Baldwin & Lyons, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Baldwin & Lyons, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
May 26, 2010